Exhibit 99.1

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Contact:	Latressa Cox 202-752-6707

Number:	4136

Date:	October 16, 2007
Fannie Mae Announces Fourth Quarter Common and Preferred Stock Dividends
WASHINGTON, DC – The Board of Directors of Fannie Mae (FNM/NYSE) today declared a fourth quarter dividend on the company’s common stock of fifty cents ($0.50) per share.
The dividend payment on the common stock will be made to registered holders of common stock as shown on the books of the corporation at the close of business on October 31, 2007, to be payable on November 26, 2007.
The Board also declared dividend payments for the following series of preferred stock:

Outstanding	Dividend Payment
Preferred Stock	Per Share
Series D	$0.65625
Series E	$0.63750
Series F	$0.5700
Series G	$0.5738
Series H	$0.7263
Series I	$0.6719
Series L	$0.6406
Series M	$0.5938
Series N	$0.6875
Series O	$0.8750
Series P	$0.3883
Series Q	$0.4078
Convertible Series 2004-1	$1,343.75
(more)

Preferred Stock
Page Two
Dividend payments for the preferred stock will be paid on December 31, 2007 to registered stock holders, as shown on the books of the corporation at the close of business on December 17, 2007, for the period from and including September 30, 2007 or, September 28, 2007 in the case of the Series P Preferred Stock and October 4, 2007 in the case of the Series Q Preferred Stock, to but excluding December 31, 2007.
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This press release does not constitute an offer to sell or the solicitation of an offer to buy securities of Fannie Mae. Nothing in this press release constitutes advice on the merits of buying or selling a particular investment.
Fannie Mae is a shareholder-owned company with a public mission. We exist to expand affordable housing and bring global capital to local communities in order to serve the U.S. housing market. Fannie Mae has a federal charter and operates in America’s secondary mortgage market to ensure that mortgage bankers and other lenders have enough funds to lend to home buyers at low rates. Our job is to help those who house America.